EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2013, relating to the consolidated financial statements and consolidated financial statement schedule of Westar Energy, Inc., and the effectiveness of Westar Energy Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Westar Energy, Inc. for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

March 20, 2013

Kansas City, Missouri